                                                                    Exhibit 10.5

                      SUPPLEMENTAL COMPENSATION AGREEMENT
                      -----------------------------------


     THIS AGREEMENT ("Agreement") is made and entered into as of the 1/st/ day of January, 2001, between KREISLER MANUFACTURING CORPORATION, a Delaware corporation ("Parent"), KREISLER INDUSTRIAL CORPORATION, Parent's wholly owned subsidiary (collectively, the "Company"), and WALLACE KELLY ("Kelly").

                                  BACKGROUND

     Company and Kelly desire to enter into this Agreement to establish the terms and conditions upon which Kelly shall be entitled to a bonus payment upon the occurrence of certain events.

     1.   Definitions
          -----------

          1.1 "Affiliate" means a Person directly or indirectly controlled by, controlling or under common control with Company.

          1.2 "Average Market Price" means the average of the Market Price of the Stock for the ten (10) Business Days ending with the business day immediately preceding the applicable calculation date specified in Section 2. For purposes of this Section 1.2, the term "Business Day" shall mean a date on which the NASDAQ System is open for trading during regular business hours.

          1.3    "Board" means the board of directors of the Company.

          1.4 "Bonus Payment" means the payment to be made by the Company to Kelly pursuant to Section 2 of this Agreement.

          1.5    "Cause" means the following grounds for Company's termination of Kelly's employment: (i) material violation of any Company policy, procedure or guideline; (ii) conviction of or plea of guilty or nolo contendre to any felony or any misdemeanor involving moral turpitude; (iii) theft or misuse of the Company's property; (iv) use of alcohol or controlled substances on the Company's premises or appearing on such premises while intoxicated or under the influence of drugs not lawfully prescribed by a physician, or after having abused prescribed medications; (v) illegal use of any controlled substance; (vi) illegal gambling on the Company's premises; (vii) discriminatory or harassing behavior, whether or not illegal under federal, state or local law; (viii) willful misconduct; (ix) falsifying any document or making any materially misleading statement relating to Kelly's work for the Company; or (x) causing material injuries to the Company by misconduct or inattention to duties and responsibilities.
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          1.6    "Change of Control Transaction" means any of the following: (A)
Company sells all or substantially all of its assets, (ii) Company merges, combines or consolidates with and into another entity and is not the survivor of such merger, combination or consolidation and either Company's shareholders cease to hold a majority of the outstanding common stock of survivor or Company's shareholder's do not control, or have the power to control, the survivor's Board of Directors, (iii) all or substantially all of Company's Stock is sold to a third party.

          1.7 "Code" means the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder.

          1.8 "Compensation Period" means the period beginning on January 1, 2001 and ending on December 31, 2003.

          1.9 "Disability" shall have the meaning as set forth in Section 22(e)(3) of the Code.

          1.10 "Forfeiture Cause" means the following grounds for Company's termination of Kelly's employment: (i) conviction of or plea of guilty or nolo contendre to any felony that materially and adversely affects the Company or its business reputation; (ii) theft of the Company's property; (iii) discriminatory or harassing behavior which is illegal under federal, state or local law and which materially and adversely affects the Company; (iv) intentional and willful misconduct which materially injures the Company; or (v) falsifying any material document or making any materially misleading statement relating to his work for the Company which materially and adversely affects the Company.

          1.11 "Formula" means the formula set forth on Exhibit A to calculate the various bonus payments described in Section 2. The Average Market Price of the Stock shall be used to calculate the Formula.

          1.12 "Market Price" means, as to any securities exchanges on which the Stock may at the time be listed, the average of the closing prices of such Stock's sales on all domestic securities exchanges on which such Stock may at the time be listed or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or if on any day the Stock is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or, if on any day the Stock is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. If at any time the Stock is not listed on any domestic exchange or quoted in the NASDAQ System or the domestic over-the-counter market, the "Market Price" shall be determined by an independent qualified appraiser selected by the Company, whose determination of "Market Price" shall be final and binding.

                                       2
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          1.12   "Person" means an individual, corporation, partnership, estate, limited liability company, association, cooperative, joint venture, trust, unincorporated organization, or a government or any agency, branch or political subdivision thereof.

          1.13   "Stock" means the common stock of the Parent.

     2.   Bonus. Kelly shall be entitled to receive from Company a bonus payment
          -----
for providing services to Company during the Compensation Period. The amount of such payment shall be computed in accordance with the Formula. Payment of the bonus payment shall be paid to Kelly in accordance with this Section 2.

          a.     Services for Full Term of Compensation Period.
                 ---------------------------------------------

                 [1] If Kelly provides services to Company for the full three year term of the Compensation Period, the Bonus Payment shall be calculated in accordance with the Formula using the Average Market Price of the Stock with January 1, 2004 as the calculation date.

                 [2] The Bonus Payment shall be paid by the Company to Kelly in three equal installments: one-third of the Bonus Payment shall be paid on January 15, 2004, one-third shall be paid on January 15, 2005, and one-third shall be paid on January 15, 2006.

          b.     Change of Control. If a Change of Control Transaction occurs
                 -----------------
prior to the end of the Compensation Period, Kelly shall be entitled to the Bonus Payment upon the closing date of the transaction that constitutes the Change of Control Transaction ("Closing Date"). The Bonus Payment shall be calculated in accordance with the Formula using the Market Price of the Stock with the Closing Date as the calculation date. The Bonus Payment shall be paid to Kelly within ten (10) days after the Closing Date.

          c.     Death or Disability of Kelly.
                 ----------------------------

                 [1] If, prior to the end of the Compensation Period, Kelly either dies or suffers an event of Disability, Kelly or his estate shall be entitled to a prorated portion of the Bonus Payment (the "Death or Disability Bonus Payment").

                 [21 The Death or Disability Bonus Payment shall equal the Bonus Payment (calculated in accordance with the Formula) multiplied by a fraction the numerator of which equals the number of full months during the Compensation Period that Kelly provided services to Company prior to the date of death or the event of Disability and the denominator is thirty-six. The Death or Disability Bonus Payment shall be calculated in accordance with the Formula using the Average Market Price of the Stock with the date of death or Disability as the calculation date.

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                 [3]  The Death or Disability Bonus Payment shall be paid by the
Company to Kelly or his estate in three equal installments. One-third of the Death or Disability Bonus Payment shall be paid within ten (10) days after the date of Death or Disability, one-third shall be paid on the first anniversary of the date of death or Disability, and one-third shall be paid on the second anniversary of the date of death or Disability.

          d.     Termination of Kelly Other than for Cause.
                 -----------------------------------------

                 [1] If prior to the end of the Compensation Period, (i) Kelly is terminated by the Company for any reason other than for Cause, or (ii) if Kelly voluntarily terminates his employment, Kelly shall be entitled to a pro-rata portion of the Bonus Payment (the "Termination Bonus Payment").

                 [2] The Termination Bonus Payment shall equal the Bonus Payment (calculated in accordance with the Formula) multiplied by a fraction the numerator of which equals the number of full months during the Compensation Period that Kelly provided services to Company prior to the date of termination and the denominator is thirty-six. The Termination Bonus Payment shall be calculated in accordance with the Formula using the Average Market Price of the Stock with the date of Termination as the calculation date.

                 [3] The Termination Bonus Payment shall be paid by the Company to Kelly in three equal installments. One-third of the Termination Bonus Payment shall be paid within ten (10) days after the date of termination, one-third shall be paid on the first anniversary of the date of termination, and one-third shall be paid on the second anniversary of the date of termination.

                 [4] If within six (6) months after the date of termination under 2(d)[1](i) a Change of Control Transaction occurs and if the Average Market Price of the Stock as a result of such Change of Control Transaction would exceed the Average Market Price of the Stock on the date of termination which would result in an increase in the Termination Bonus Payment (the "Revised Termination Bonus Payment"), then Kelly shall be entitled to receive from Company an amount equal to the difference between the (i) Revised Termination Bonus Payment and (ii) Termination Bonus Payment. Any additional amount payable to Kelly hereunder shall be paid to Kelly proportionately as and when each installment of the Bonus Payment is due to Kelly as provided for in Section
(2)(d)[3].

          e.     Termination for Cause.
                 ---------------------

                 [1] If, prior to the end of the Compensation Period, Kelly is terminated by the Company for Cause, Kelly shall be entitled to receive a pro-rated portion of the Bonus Payment (the "For Cause Termination Bonus Payment").

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

                 [2] The For Cause Termination Bonus Payment shall equal the Bonus Payment (calculated in accordance with the Formula) multiplied by a fraction the numerator of which equals the number of full years during the Compensation Period that Kelly provided services to Company prior to the date of termination and the denominator is three. The For Cause Termination Bonus Payment shall be calculated in accordance with the Formula using the Average Market Price of the Stock with the date of Termination as the calculation date.

                 [3] The For Cause Termination Bonus Payment shall be paid by the Company to Kelly in three equal installments. One-third of the For Cause Termination Bonus Payment shall be paid within ten (10) days after the date of termination, one-third shall be paid on the first anniversary of the date of termination, and one-third shall be paid on the second anniversary of the date of termination.

                 [4] Notwithstanding the foregoing, Kelly shall not be entitled to any For Cause Termination Bonus Payment if the grounds for termination constituted Forfeiture Cause.

     3.   Withholding. Company shall deduct and withhold from any and all
          -----------
payments set forth in Section 2 all amounts required to be deducted or withheld pursuant to any applicable laws or regulations, including, but not limited to, all applicable federal, state and local income tax and FICA.

     4.   Miscellaneous.
          -------------

          a.     Binding Agreement. This Agreement shall be binding upon and
                 -----------------
shall insure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and assigns. The term "Company," as used in this Agreement shall also include all Affiliates and all successors and assigns of company and Affiliates, or any surviving corporation to any merger, consolidation or combination of Company and Affiliates with any other Person.

          b.     Waiver. The waiver by Company of a breach of any provision of
                 ------
this Agreement by Kelly shall not operate or be construed as a waiver of any subsequent breach of Kelly.

          c.     Entire Agreement. This Agreement contains the entire agreement
                 ----------------
of the parties with respect to the subject matter hereof. It may not be change orally, but only by an amendment in writing signed by the parties hereto. All prior agreements or understandings concerning Kelly's employment by Company are hereby canceled and superseded by this Agreement.

          d.     Severability. The invalidity or unenforceability of any
                 ------------
provision of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement.

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          e.     Headings. The headings contained in this Agreement are for
                 --------
convenience only and shall not effect in any way the meaning or interpretation of this Agreement.

          f.     Expenses of Litigation. In the event any litigation is
                 ----------------------
instituted by one of the parties hereto for the purpose of enforcing or interpreting any of the provisions of this Agreement, the prevailing party, as determined by the court having jurisdiction thereof, shall be entitled to receive from the non-prevailing party all costs and expenses, including reasonable attorney's fees, incurred in connection with such litigation.

          g.     Governing Law. This Agreement shall be governed by, and shall
                 -------------
be construed in accordance with, the laws of the State of Delaware, without giving effect to any conflict of law, rule or principle that might require the application of another jurisdiction. IN VIEW OF THE FACT THAT EACH OF THE PARTIES TO THIS AGREEMENT HAVE BEEN REPRESENTED BY THEIR OWN COUNSEL AND THIS AGREEMENT HAS BEEN FULLY NEGOTIATED BY ALL PARTIES, THE LEGAL PRINCIPLE THAT AMBIGUITIES IN A DOCUMENT ARE CONSTRUED AGAINST THE DRAFTSPERSON SHALL NOT APPLY TO THIS AGREEMENT.

          h.     Consent to Jurisdiction and Venue. Each of the parties hereby
                 ---------------------------------
consents and voluntarily submits to personal jurisdiction in the State of Delaware, in and by the courts of the State of Delaware located in New Castle County and the United States District Court for the District of Delaware, in any action in which a claim is brought by either of them with respect to this Agreement and Company and Kelly may each be served with process in any such action by certified mail, return receipt requested, if to Company, at 5960 Central Avenue, Suite H, St. Petersburg, FL 33707, if to Kelly, at the last address carried on the records of Company. Each of the parties irrevocably and unconditionally waives and agrees not to plead, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement brought in the United States District Court for the District of Delaware or the courts of the State of Delaware located in New Castle County.

          i. Nothing in this Agreement is intended or shall be interpreted to give Kelly the right to be employed, reemployed or continue to be employed by Company or to interfere with or restrict in any way the Company's rights to discharge Kelly at any time for any reason whatsoever.



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

                               KREISLER MANUFACTURING CORP.


    11 July 2001               By: /s/ Edward L. Stern
-------------------------         ----------------------------
Date


                               KREISLER INDUSTRIAL CORP.



    11 July 2001               By: /s/ Edward L. Stern
-------------------------         ----------------------------
Date


    12 July 2001                   Wallace Kelly
-------------------------      -------------------------------
Date                           WALLACE KELLY

                                 Attachment A
                     Supplemental Compensation Calculation

                         KRSL
                        Average                    Cash
                        Market                     Bonus
                         Price                    Payment
                       ----------               ----------
                        $       -                $
                        $    0.50                $       -
                        $    1.00                $       -
                        $    1.50                $       -
                        $    2.00                $       -
                        $    2.50                $       -
                        $    3.00                $       -
                        $    3.50                $       -
                        $    4.00                $  27,500
                        $    4.50                $  55,000
                        $    5.00                $  82,500
                        $    5.50                $ 110,000
                        $    6.00                $ 144,059
                        $    6.50                $ 178,118
                        $    7.00                $ 212,177
                        $    7.50                $ 246,236
                        $    8.00                $ 280,295
                        $    8.50                $ 314,354
                        $    9.00                $ 348,413
                        $    9.50                $ 382,472
                        $   10.00                $ 416,531
                        $   10.50                $ 450.590
                        $   11.00                $ 484,649
                        $   11.50                $ 518,708
                        $   12.00                $ 552,767
                        $   12.50                $ 586,826
                        $   13.00                $ 620,885
                        $   13.50                $ 654,944
                        $   14.00                $ 689,003
                        $   14.50                $ 723,062
                        $   15.00                $ 757,121
                        $   15.50                $ 791,180
                        $   16.00                $ 825,239


Formula:
          Where X = the Average Market Price for KRSL or the price per share in the event of a sale or merger
          Where Y = the Cash Bonus payment

          For X equal to or less than $3.50, Y = 0
          For X greater than $3.50 but equal to or less than $5.50, Y =
                55,000(X-3.50)
          For X greater than $5.50, Y = (55,000(X-3.50)) + (13,118(X-5.50))

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